Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on annual financial statements of California Tequila, LLC for the year ended December 31, 2019 and December 31, 2018 of our report dated December 6, 2020 included in California Tequila, Inc.’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933 dated March 4, 2021.

Los Angeles, California
March 4, 2021